Exhibit 10.1

LETTER OF INTENT

THIS BINDING LETTER OF INTENT (the “LOI”), is made this 12th day of August 2005, by GFR PHARMACEUTICALS INC. (“GFRP”), a Nevada corporation, Richard Pierce (“Pierce”), the president and majority shareholder of GFRP, and Harbin Yinhai Technology Development Company LTD (“YHT”), a corporation formed according to the laws of P.R.China. This LOI sets forth the terms and conditions upon which the parties will enter into binding agreements.

TERMS

1.	GFRP’s board of directors will appoint the nominee of YHT to the board of directors of GFRP to fill the vacancy created by the resignation of one of the current board members of GFRP.

2.	GFRP’s board of directors will approve the terms of a vend out of its two subsidiaries to a purchaser, to be determined by Pierce.

3.
GFRP confirms that it currently has 1,079,940 outstanding shares of common stock in total, and promises that no new shares of GFRP have been or will be issued to other parties except YHT, unless this LOI is cancelled. GFRP will issue 50,000,000 new shares to YHT shareholders in connection with the acquisition of a 95% interest in YHT in accordance with the terms and conditions of a plan of exchange to be prepared by YHT and approved by GFRP (the “Plan of Exchange”).

GFRP also confirms that the Board of Directors has authorized and GFRP has established the 2000 Incentive and Non-qualified Stock Option Plan. Under the plan GFRP is authorized to issue up to 100,000 shares of GFRP's common stock with such exercise price and vesting periods as the board of directors deems to be in the best interest of GFRP. As of June 30, 2005, no options have been granted. In addition, no options will be issued prior to closing. Further, GFRP represents there are no warrants outstanding.

4.
The above issuance will give YHT shareholders, as a group (the “YHT Group”), a 'controlling interest' in GFRP representing approximately 98% of the then issued and outstanding shares. YHT will maintain GFRP's active trading status on the NASD’s Over-the-Counter Bulletin Board quotation market.

5.
GFRP will prepare and file the necessary United States Securities and Exchange Commission filings, including any required Form 8-K. GFRP will make all appropriate shareholder notifications in connection with the acquisition of YHT, including the change of control. YHT will pay all filing and compliance costs including their financial audits. YHT will also prepare the Plan of Exchange for this transaction.

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6.
If GFRP is not satisfied with it due diligence review, this LOI, and all its terms and conditions, and the Plan of Exchange, and all of its terms and conditions, will become null and void and the non-refundable deposit of US$50,000 will be returned to YHT.

7.	At Closing, YHT will represent and warrant that there has been no material changes in YHT’s financial position as set out in the due diligence information and documents provided to GFRP.

8.
If holders of GFRP stock are entitled to dissenter’s rights in connection with any action of GFRP required to be completed prior to the Closing under General Corporation Law of the State of Nevada, and such dissenting shareholders exercise their right of dissent, GFRP shall satisfy and pay such obligation to the dissenting shareholder immediately prior to, as an express condition to, the Closing.

9.
GFRP will eliminate all known liability of GFRP as of the Closing. This will include, but is not limited to, any accounts payable, bank overdraft, bank line, shareholder loans or accrued expenses, as well as any liabilities shown on its last quarterly report filed with the United States Securities and Exchange Commission prior to the Closing. The shareholders signing below will indemnify GFRP concerning any liability of GFRP that existed prior to Closing and was not recorded in the accounting records of GFRP that arise following the acquisition for a period of three years after the Closing.

10.	GFRP will be responsible for the equity structure to guarantee that the YHT Group will have approximately 98% of GFRP after the Closing.

11.
In conjunction with this LOI, YHT, GFRP and certain GFRP shareholders and/or third parties shall enter into three separate agreements. In the first agreement, YHT will acquire 200,000 common shares from Pierce for $550,000.  Pierce will retain 370,000 shares of GFRP as an investment. As consideration for Pierce agreeing to the terms of this purchase and sale of shares, GFRP agrees, for a period of nine months, not to rollback, consolidate, or merge its shares in any way that would effectively reduce the shareholdings of Pierce.

12.
In conjunction with and in the second agreement, separate from the share purchase agreement for 200,000 shares, Pierce or his nominee will acquire a 100% interest in GFRP’s two wholly-owned subsidiaries, GFR Pharma, Inc. and GFR Health, Inc. In the third separate agreement, GFRP will also assign to Pierce or his nominee the debt owed to GFRP by the subsidiaries. As consideration for the shares in the subsidiaries and for the assignment of debt Pierce or his nominee will pay an aggregate $250,000 to GFRP in accordance with the terms and conditions to be approved and offered by the board of directors of GFRP.

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13.	The three separate agreements will be prepared by Greentree Financial Group, Inc, and approved and signed by the applicable parties by no later than the Closing.

14.	GFRP and GFRP’s management will use their best efforts to complete an offering of up to US$2 million for GFRP within a reasonable time after Closing.

15.
On the signing of the Plan of Exchange, YHT will deliver a US$50,000 non-refundable deposit for the purchase price of the shares from Pierce, which will be deposited with Pierce’s lawyer to be held in trust for the benefit of Pierce and subject to the terms of the LOI.

16.
All deposits and payments are non-refundable so long as GFRP certifies that the liabilities of GFRP have been settled prior to the Closing. (Certification should include written statements by GFRP’s independent accountants). However, if GFRP fails to settle all known liabilities prior to the Closing, all deposits and payments made by YHT will be refunded. All currency amounts are in U.S. dollars.

17.	On or immediately after the Closing, Pierce will resign as director and officer of GFRP.

18.	GFRP founding principals will retain the right to future use of the name GFR Pharmaceuticals Inc. if the new management of GFRP changes the corporate name.

19.
All transactions will be approved by the board of directors of both GFRP and YHT. The Plan of Exchange will be approved and signed by all parties by August 18, 2005 unless extended in writing by both parties. Final closing, including the filing of the Plan of Exchange, the acquisition of 95% of YHT by issuance of the 50 million shares of GFRP to the shareholders of YHT, vending out of the subsidiaries to Pierce or his nominee, and the assignment of the debt to Pierce or his nominee will occur within 45 days from the signing of the Plan of Exchange or as soon as reasonably possible after 45 days, but no more than 60 days after the signing of the Plan of Exchange (the “Closing”). If the transactions set out in this LOI are not completed due to default of YHT, this LOI and all its terms and conditions will become null and void and the non-refundable deposit of US$50,000 will be released to Pierce.

20.	Due diligence review - The parties agree that they each will be provided any opportunity for a due diligence review period in accordance with the terms of the Plan of Exchange.

21.	Controlling law - this LOI shall be construed under the laws of Nevada.

22.	This LOI is binding and enforceable by all parties.

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IN WITNESS WHEREOF, the parties have executed this LOI on the date first above written.

GFR Pharmaceuticals Inc. (“GFRP”)

/s/ Richard Pierce
Richard Pierce President, C.E.O., Director

Richard Pierce (Individual)

/s/ Richard Pierce
Richard Pierce Majority Shareholder

Harbin Yinhai Technology Development Company LTD (“YHT”)

/s/ Tian Ling
Tian Ling President